Exhibit 99.1

June 27, 2025

Analysts:    Eric Wasserstrom (eric.wasserstrom@huntington.com), 312.762.2155

Media:        Tracy Pesho (media@huntington.com), 216.276.3301

Huntington Bancshares Incorporated Declares Cash Dividend On Its Series I Preferred Stock

COLUMBUS, Ohio – Huntington Bancshares Incorporated announced that the Board of Directors declared and set aside a quarterly cash dividend on the company’s 5.70% Series I Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANM) of $356.25 per share (equivalent to $0.35625 per depositary share) payable September 2, 2025, to shareholders of record on August 15, 2025.

About Huntington
Huntington Bancshares Incorporated (Nasdaq: HBAN) is a $210 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates 968 branches in 13 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.